Exhibit 10.4

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (this “Agreement”), dated as of September 3, 2008, is between Captaris, Inc., a Washington corporation (the “Company”), and Christopher Stanton (the “Executive”).

The Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Appendix A to this Agreement, which is incorporated herein by this reference) of the Company. The Committee believes it is imperative to diminish the inevitable distraction of the Executive arising from the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with reasonable compensation and benefits arrangements upon a Change in Control.

In order to accomplish these objectives, the Committee has caused the Company to enter into this Agreement.

1. EMPLOYMENT

1.1	Certain Definitions

(a) “Change in Control Date” shall mean the first date during the Term of Agreement (as defined in Section 1.1 (b)) on which a Change in Control occurs.

(b) “Term of Agreement” shall mean an initial period commencing on the date hereof and ending 18 months after the date hereof; provided, however, that commencing on the date that is 12 months after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Term of Agreement shall be automatically extended so as to terminate 18 months from such Renewal Date, unless prior to the Renewal Date the Company gives notice to the Executive that the Term of Agreement shall not be so extended.

1.2	Post-Change in Control Period

The Company hereby agrees to continue the Executive in its employ or in the employ of its affiliated companies, and the Executive hereby agrees to remain in the employ of the Company or its affiliated companies, in accordance with the terms and provisions of this Agreement, for the period commencing on the Change in Control Date and ending 12 months after such date (the “Post-Change in Control Period”).

1.3	Duties

During the Post-Change in Control Period, the Executive’s authority, duties and responsibilities shall be reasonably commensurate with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date.

1.4	Location

During the Post-Change in Control Period, the Executive’s services shall be performed at any office located no more than 50 miles from the office where Executive was performing services as of the Change in Control Date.

1.5	Employment at Will

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or its affiliated companies is “at will” and, prior to the Change in Control Date, may be terminated by either the Executive or the Company or its affiliated companies for any reason and at any time. Moreover, if prior to the Change in Control Date, the Executive’s employment with the Company or its affiliated companies terminates for any reason, then the Executive shall have no further rights under this Agreement.

1.6	Board of Directors

If the Executive is or becomes a member of the Board of Directors of the Company (the “Board”), his or her continuation as such shall be subject to the will of the Company’s shareholders and the Board, as provided in the Company’s bylaws and articles of incorporation. Therefore, removal of the Executive from, or nonelection of the Executive to, the Board by the Company’s shareholders or the Board, as provided in the Company’s bylaws and articles of incorporation, shall in no event be deemed a breach of this Agreement by the Company.

2. ATTENTION AND EFFORT

During the Post-Change in Control Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of his or her productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him/her hereunder, and will use his or her best efforts to perform such responsibilities faithfully and efficiently. It shall not be a violation of this Agreement for the

Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Post-Change in Control Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Post-Change in Control Period shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

3. COMPENSATION

During the Post-Change in Control Period, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by him/her, the following compensation:

3.1	Salary

The Executive shall receive an annual base salary (the “Annual Base Salary”), at least equal to the annual salary established by the Board or the Committee for the fiscal year in which the Change in Control Date occurs. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other officers of the Company are paid. During the Post-Change in Control Period, the Board or the Committee shall review the Annual Base Salary at least annually and shall determine any increases in future years.

3.2	Bonus

In addition to Annual Base Salary, the Executive shall receive, for each fiscal year beginning or ending during the Post-Change in Control Period, an annual bonus in cash at least equal to the Executive’s target bonus amount for the fiscal year in which the Change in Control Date occurs; provided, however, that for the fiscal year in which the Change in Control Date occurs, the Executive shall be awarded a bonus in cash at least equal to the annualized bonus amount that Executive is on pace for as of the Change in Control Date (the “Annual Bonus”). Each such Annual Bonus shall be paid during the 2 1/2-month period immediately following the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of an applicable deferred compensation plan or arrangement. Notwithstanding the foregoing, in the event the fiscal year end is different prior to the Post-Change in Control Period than it is after the Post-Change in Control Period, then the Annual Bonus paid to the Executive for the fiscal year in which the Change in Control Date occurs shall be paid during the 2 1/2 month period immediately following the new fiscal year end and shall be proportionately adjusted to reflect additional days or less days in the new fiscal year as a result of the difference in fiscal years.

4. BENEFITS

4.1	Incentive, Retirement and Welfare Benefit Plans; Vacation

During the Post-Change in Control Period, the Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be provided to other executives of the Company and its affiliated companies from time to time during the Post-Change in Control Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any incentive, savings and retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs).

4.2	Expenses

During the Post-Change in Control Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him/her in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies during the Post-Change in Control Period.

5. TERMINATION

Employment of the Executive during the Post-Change in Control Period may be terminated as follows:

5.1	By the Company or the Executive

(a) Upon giving Notice of Termination (as defined below), the Company may terminate the employment of the Executive with or without Cause, and the Executive may terminate his or her employment for Good Reason or for any reason, at any time during the Post-Change in Control Period. “Cause” and “Good Reason” are as defined in Appendix A to this Agreement.

(b) Notwithstanding any provision in this Agreement (or Appendix A to this Agreement) to the contrary, termination of employment by the Executive will not be for Good Reason unless (i) the Executive notifies the Company in writing of the existence of the condition which the Executive believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Executive actually terminates employment within 180 days after the expiration of the Remedial Period. If the Executive terminates employment before the expiration of the Remedial Period, then the Executive’s termination of employment will not be considered to be for Good Reason. The fact that the Company remedies the condition after the expiration of the Remedial Period, but prior to Executive’s Date of Termination, shall not prevent Executive’s termination of employment from being for Good Reason for purposes of Section 6.1. The foregoing sentence shall not be construed as a determination that termination under such circumstances constitutes a “separation from service for good reason,” within the meaning of Treasury Regulation Section 1.409A-1(n)(2).

5.2	Automatic Termination

This Agreement and the Executive’s employment during the Post-Change in Control Period shall terminate automatically upon the death or Total Disability of the Executive. The term “Total Disability” as used herein shall mean the Executive’s inability (with or without such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the duties set forth hereunder for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive’s control, unless the Executive is granted a leave of absence by the Board.

5.3	Notice of Termination

Any termination by the Company or by the Executive during the Post-Change in Control Period shall be communicated by Notice of Termination to the other party given in accordance with Section 10 hereof. The term “Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Subject to Section 5.1(b), the failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.4	Date of Termination

During the Post-Change in Control Period, the term “Date of Termination” shall mean (a) if the Executive’s employment is terminated by reason of death, at the end of the calendar month in which the Executive’s death occurs, (b) if the Executive’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive’s Total Disability, and (c) in all other cases, ten days after the date of mailing or personal delivery of the Notice of Termination. The Executive’s employment and performance of services will continue during such ten-day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive’s compensation during such period, excuse the Executive from any or all of his of her duties during such period.

6. TERMINATION PAYMENTS

In the event of termination of the Executive’s employment during the Post-Change in Control Period, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6.

6.1	Termination by the Company for Other Than Cause or by the Executive for Good Reason

If the Company terminates the Executive’s employment other than for Cause or the Executive terminates his or her employment for Good Reason prior to the end of the Post-Change in Control Period, the Executive shall be entitled to:

(a) receive payment of the following accrued obligations (the “Accrued Obligations”):

(i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, payable no later than the regularly scheduled pay day coincident with or next following the Date of Termination;

(ii) the product of (x) the Annual Bonus payable with respect to the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, payable no more than 10 days after the Date of Termination; and

(iii) any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any), payable pursuant to the terms of the deferred compensation plan, program or arrangement pursuant to which it was deferred;

(iv) any accrued vacation pay, payable no more than 10 days after the Date of Termination;

in each case to the extent not theretofore paid;

(b) payment of any COBRA premiums that would otherwise be payable by the Executive for COBRA continuation coverage for the Executive and his family under the Company’s group health plans for whichever of the following periods is shortest: (i) a period of 12 months, (ii) until such time as Executive obtains new health insurance coverage, or (iii) until such date as the Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans. Any such premiums paid by the Company shall be treated as taxable income to the Executive to the extent necessary to prevent the benefits provided under the Company’s group health plans from being treated as taxable income to the Executive under Code Section 105(h);

(c) base salary continuation, payable in the course of the Company’s regularly scheduled payroll and subject to normal withholdings, for a period of time equal to 12 months, commencing on the first regularly scheduled pay day following the Date of Termination. For purposes of Code Section 409A, each installment payable pursuant to this paragraph (c) shall be treated as a separate payment;

(d) an amount equal to one times the target Annual Bonus payable for the fiscal year in which the Date of Termination occurs, payable no more than 10 days after the Date of Termination;

(e) immediate vesting of all equity awards granted by the Company to the Executive outstanding as of the Change in Control Date; and

(f) an extension of the post-termination exercise period of all stock options granted by the Company to the Executive outstanding as of the Change in Control Date, so that such options shall be exercisable for a period of one year from the Date of Termination; provided, however, that in no event shall the exercise period for any option be extended beyond the earlier of (i) the latest date the option could have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of the option.

6.2	Termination for Cause or Other Than for Good Reason

If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason during the Post-Change in Control Period, this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive his or her Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.

6.3	Expiration of Term

In the case of a termination of the Executive’s employment as a result of the expiration of the term of this Agreement, the Executive shall not be entitled to receive any payments hereunder, other than the Accrued Obligations.

6.4	Termination Because of Death or Total Disability

If the Executive’s employment is terminated by reason of the Executive’s death or Total Disability during the Post-Change in Control Period, this Agreement shall terminate automatically without further obligations to the Executive or his or her legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable in the case of the Executive’s death).

6.5	Excess Parachute Payments

Notwithstanding any other provision of this Agreement, if either the Company or the Executive receives confirmation from the Company’s independent tax counsel or its certified public accounting firm (the “Tax Advisor”) that any portion of any payment by the Company or a related entity to the Executive, of any benefit received by the Executive, under this Agreement or otherwise (each a “Payment”) would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor or similar statute then in effect, then the Payments (under this Agreement or otherwise) shall be reduced (the “Reduction”) to the highest amount that, in the opinion of the Tax Advisor, may be paid to the Executive by the Company without having any portion of any Payment treated as an “excess parachute payment;” provided that the Company may elect, in its sole and absolute discretion, not to apply the Reduction if, in the opinion of the Tax Advisor, the after-tax value to the Executive of the total Payments prior to the Reduction is greater than the after-tax value to the Executive if the total Payments are determined taking into account the Reduction. For purposes of determining the after-tax value of the Payments, (i) the Executive shall be deemed to pay income taxes at the highest rate of federal income tax and the highest rate or rates of state and local income taxes in the state and locality of the Executive’s domicile for income tax purposes for the taxable year in which the total Payments will be made, provided that the state and local income tax rate shall be determined assuming that such taxes are fully deductible for federal income tax purposes, (ii) the Executive shall be deemed to pay employment taxes at the applicable rate under Code Section 3101(b), and (iii) the Executive shall be deemed to pay excise tax at the applicable rate under Code Section 4999. In the event the Reduction is applied, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Code Section 409A.

7. REPRESENTATIONS, WARRANTIES AND OTHER

CONDITIONS

In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

7.1	Health

The Executive is in good health and knows of no physical or mental disability which, with or without any accommodation which may be required by law and which places no undue burden on the Company, would prevent him/her from fulfilling his or her obligations hereunder. The Executive agrees, if the Company requests, to submit to periodic medical examinations by a physician or physicians designated by, paid for and arranged by the Company. The Executive agrees that the examination’s medical report shall be provided to the Company.

7.2	No Violation of Other Agreements

The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement by which the Executive may be bound.

8. CIIN AGREEMENT

The Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, be in breach of the Confidential Information, Inventions and Non-Competition Agreement (the “CIIN Agreement”) between the Executive and the Company. Any breach of the CIIN Agreement by the Executive shall constitute a breach of this Agreement.

The Executive understands that the Company will be relying on this Agreement and the CIIN Agreement in continuing the Executive’s employment, paying him/her compensation, granting him/her any promotions or raises, or entrusting him/her with any information which helps the Company compete with others.

The terms and provisions of the CIIN Agreement that are intended to survive termination of the CIIN Agreement shall be unaffected by and shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company.

9. NOTICE AND CURE OF BREACH

Except as provided otherwise in Section 5.1(b), whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than any action that constitutes “Cause” under this Agreement, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least ten days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the ten-day period.

10. FORM OF NOTICE

Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Christopher Stanton
2668 West Lake Sammamish Parkway SE
Bellevue, Washington 98008

If to the Company:	Captaris, Inc.
301 116th Ave SE
Bellevue, Washington 98004
Attn: General Counsel

or such other address as shall be provided in accordance with the terms hereof. Except as set forth in Section 5.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

11. ASSIGNMENT

This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Captaris, Inc. and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, tides, interests or remedies hereunder, and no course of dealing or performance with respect hereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13. AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

14. SECTION 409A OF THE CODE

The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. For example, in addition to any other exceptions that may apply, if payments provided under section 6.1(c) and (d) would meet the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii) but for the dollar limit in such exception, then amounts up to such limitation will be paid as provided in section 6.1 and only the excess over such limitation will be treated as subject to Code Section 409A. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of the Executive’s employment are intended to mean the Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if the Executive is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting the Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to the Executive during such period, but shall instead be accumulated and paid to the Executive (or, in the event of the Executive’s death, the Executive’s estate) in a lump sum on the first business day following the earlier of the date that is six months after the Executive’s separation from service or the Executive’s death. Provided, however, that the Company shall pay the amounts due the Executive under this Agreement at the times provided in Section 6 unless the Company fails to commence required payments to the Executive within ten (10) days after the Executive’s Date of Termination because the Company determines that Code Section 409A prohibits such payments at those times, in which case the Executive shall have ten (10) days after such failure to submit a legal opinion to the contrary which the Company shall be entitled to rely upon. The Company shall have ten (10) days from receipt of that opinion to either commence payments pursuant to Section 6 or to submit the matter to immediate binding arbitration to be decided within 30 days by one arbitrator who is either mutually agreed upon or selected in accordance with the AAA rules. If the Company or the Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting the Executive to the imposition of any additional tax under Code Section 409A. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from the Executive or any other individual to the Company or any of its affiliates.

15. APPLICABLE LAW AND VENUE

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws. Executive irrevocably consents to the jurisdiction and venue of the state and federal courts located in King County, Washington, and agrees not to bring any action, or seek to remove or transfer any action, relating to this Agreement in or to any other court, other than a state or federal court located in King County, Washington.

16. ARBITRATION

Except in connection with enforcing Section 8 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the AAA Rules. The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of the American Arbitration Association. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator’s decision shall be final and binding, and each party agrees to be bound to by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of Washington. Either party may obtain judgment upon the arbitrator’s award in the Superior Court of King, County, Washington.

17. SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18. ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between the Company and the Executive with respect to Executive’s duties and benefits upon and after a Change in Control and any other subject matters addressed herein. All prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matters, are hereby superseded and nullified in their entireties. Any and all future oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter shall not alter, amend, expand or otherwise change the duties and benefits provided herein, unless in compliance with the requirements of Paragraph 13 herein.

19. WITHHOLDING

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20. COUNTERPARTS

This Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same Instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE

/s/ Christopher Stanton
Christopher Stanton

CAPTARIS, INC.

By:	/s/ David Anastasi
Name: David Anastasi Title: President and CEO

APPENDIX A

TO

CHANGE IN CONTROL AGREEMENT

For purposes of the Change in Control Agreement, the following capitalized terms shall have the following meanings:

“Cause” shall mean cause given by the Executive to the Company and shall include the occurrence of one or more of the following events:

(a) Executive’s willful material misconduct or dishonesty in the performance of, or the willful failure to perform, any material duty under this Agreement;

(b) Executive’s willful injury of the Company, or Executive’s breach of fiduciary duty to the Company involving personal profit;

(c) Conviction of Executive of the violation of a state or federal criminal law involving the commission of a crime against the Company or any felony;

(c) Habitual or repeated misuse by Executive of alcohol or controlled substances that materially impairs Executive’s ability to perform his duties under this Agreement;

(d) Any material and willful violation by Executive of any provisions of the CIIN Agreement; or

(e) Any past or present act of Executive involving moral turpitude adversely affecting the business, goodwill or reputation of the Company, or materially and adversely affecting Executive’s ability to effectively represent the Company with the public.

“Change in Control” shall mean:

(a) consummation of an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) a Related Party Transaction;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board;

(c) consummation of a merger or consolidation of the Company with or into any other company or other entity, excluding, in each case, a Related Party Transaction;

(d) consummation of a statutory share exchange pursuant to which the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities, excluding, in each case, a Related Party Transaction; or

(e) consummation of a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets, excluding, in each case, a Related Party Transaction.

Where a series of transactions undertaken with a common purpose is deemed to be a Change in Control, the date of such Change in Control shall be the date on which the last of such transactions is consummated.

“Entity” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean the occurrence of any of the following events, without the consent of the Executive:

(a) A material reduction in the Executive’s Annual Base Salary or Annual Bonus. A reduction of 5% or more will be deemed material, otherwise materiality shall be determined based on the facts and circumstances. The foregoing sentence shall not be construed as a determination that termination under such circumstances constitutes a “separation from service for good reason,” within the meaning of Treasury Regulation Section 1.409A-1(n)(2);

(b) A material reduction in the Executive’s authority, duties or responsibilities as contemplated by Section 1.3; provided that a change in the person or office to which the Executive reports, without a corresponding reduction in authority, duties or responsibilities, resulting primarily from organizational changes incident to a merger or acquisition, shall not constitute “Good Reason”;

(c) A relocation of the principal location at which the Executive is required provide services to any office or location other than that described in Section 1.4 hereof;

(d) Any other action or inaction that constitutes a material breach by the Company of Section 3, 4, or 11 hereof.

“Parent Company” shall mean a company or other entity which as a result of a Change in Control owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Related Company” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Related Party Transaction” shall mean a Change in Control pursuant to which:

(a) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Change in Control will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Change in Control, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(b) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or a Related Company, the Successor Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Change in Control, such Parent Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Change in Control; and

(c) individuals who were members of the Incumbent Board will immediately after the consummation of the Change in Control constitute at least a majority of the members of the board of directors of the Successor Company (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Change in Control, of the Parent Company).

“Successor Company” shall mean the surviving company, the successor company or Parent Company, as applicable, in connection with a Change in Control.